Exhibit 99.1

FOR IMMEDIATE RELEASE

Excelligence Learning Corporation Announces

Election of New Director

Colin Gallagher, Entrepreneur with Industry Knowledge, Joins Company’s Board

Monterey, CA, November 10, 2004 – Excelligence Learning Corporation (NasdaqSC: LRNS), a leader in developing, manufacturing and distributing educational products to the early childhood and elementary school markets, today announced the election of Colin Gallagher, a successful entrepreneur based in Auckland, New Zealand with over 30 years’ experience in manufacturing, marketing, product development and worldwide import/export, to its Board of Directors. On November 4, 2004, the Board unanimously elected Mr. Gallagher as an “independent” Class III director, filling the vacancy left by the departure of Michael Kolowich in May 2003. Mr. Gallagher has not been appointed to serve on the Audit Committee, the Board’s only standing committee.

Mr. Gallagher has created successful distribution networks in the United States, China, the United Kingdom, France, Australia and 25 other countries. He is currently the Managing Director and the majority shareholder of Tasman Industries Limited, a manufacturer and exporter of school book covering. Mr. Gallagher is also a major shareholder of Raeco® Australia, an importer and distributor of school and library supplies, and Raeco® New Zealand, an importer and distributor of library and consumer products. In addition, Mr. Gallagher is a founding shareholder of Lectronic Trading (Sydney); a shareholder of BELT Pty. Ltd. (Better English Language Teaching) Sydney; and a member of the management buy-in team of WC Penfold Pty. Ltd., Australia’s oldest stationery retail chain.

Ron Elliott, CEO of Excelligence, commented on Mr. Gallagher’s election by saying, “We are very enthusiastic about adding Colin to our Board of Directors. He is a visionary creator and manager of successful businesses, as well as a highly proficient negotiator who has sold parts or all of his company holdings nine times to publicly-listed companies. Most important, Colin has an abundance of experience in our particular niche industry, which will make him a highly valuable member of the Board.”

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With proprietary product offerings and a multi-channel distribution strategy, the Company helps to further children’s education and to reinforce the connection between children’s learning at school and at home. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels to early childhood professionals and parents. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. These products are then resold as a fundraising device for the benefit of a particular school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Contact:

Excelligence Learning Corporation	CCG Investor Relations
Vikas Arora, General Counsel &	Crocker Coulson, President
Secretary	15300 Ventura Boulevard, Suite 303
2 Lower Ragsdale Drive, Suite 200	Sherman Oaks, CA 91403
Monterey, CA 93940	(818) 789-0100
831-333-2000	crocker.coulson@ccgir.com
varora@excelligencemail.com

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